Exhibit 99.1

Atlantic Coast Federal Corporation Reports Third Quarter 2010 Results

Net Loss Narrows against Prior-Year Quarter

WAYCROSS, Ga.--(BUSINESS WIRE)--October 19, 2010--Atlantic Coast Federal Corporation (NASDAQ:ACFC), the holding company for Atlantic Coast Bank, today reported financial results for the three and nine months ended September 30, 2010. Highlights of the Company's third quarter report included:

  A 72% decline in a loss before income taxes to $2.2 million for the third quarter of 2010 from $7.7 million in the year-earlier quarter, continuing an improving trend seen over the past year;
  A 56% decline in a loss before income taxes, excluding a goodwill impairment charge of $2.8 million in the third quarter of 2009;
  An ongoing year-over-year improvement in net interest margin, contributing to a 5% increase in net interest income for the third quarter of 2010 compared with the same quarter last year;
  Relative stability in non-performing loans and assets, which peaked in mid-2009; and
  Lower levels of net charge-offs, which contributed to a 54% decrease in the Company's provision for loan losses for the third quarter of 2010 compared with the year-earlier quarter and a decrease of 59% versus the provision for the second quarter of 2010.

On an after-tax basis, the Company recorded a net loss of $2.2 million or $0.16 per diluted share for the third quarter of 2010 compared with a net loss of $12.2 million or $0.93 per diluted share for the year-earlier quarter. For the first nine months of 2010, the net loss totaled $9.0 million or $0.68 per diluted share compared with a net loss of $19.9 million or $1.52 per diluted share for the first nine months of 2009. The Company no longer records the income tax benefit of its net losses following the establishment of a deferred tax asset valuation allowance during 2009. The inability to recognize an income tax benefit increased the net loss in the third quarter of 2009 by $4.5 million or $0.34 per diluted share.

"While we continue to deal with a slow economic recovery, especially in north Florida where the real estate market remains weak, we are encouraged to see that our problem assets have leveled off despite these conditions," said Robert J. Larison, Jr., President and Chief Executive Officer. "Together with a declining level of net charge-offs for the quarter, the stability of our non-performing loans positioned us to reduce our provision for loan losses, leading to lower overall credit costs for the quarter versus both the year-earlier period and the linked quarter. Strategically, we also are pleased with the emerging growth in profits from our warehouse loan program and the expansion of our mortgage lending business in the third quarter of 2010. We believe both of these lending activities, along with planned expansion of small business lending, provide us with a solid response to a low-rate environment by enabling us to capture both incremental spread and fees on very short-term lending."

Jay S. Sidhu, Executive Chairman of the Board, added, "Stabilizing the level of our non-performing assets is an important step for Atlantic Coast Bank. It allows us to begin to focus on developing other aspects of the bank, such as the expansion of mortgage banking and small business lending, both of which we expect to gain momentum over the next several quarters. These expanded business lines will re-characterize our balance sheet over time, positioning the Bank for future revenue growth that will complement net interest income. Strengthening our capital levels also remains the primary objective of our Board, and so we remain committed to completing our second-step conversion in 2010. This will allow Atlantic Coast Bank to grow in support of the communities we serve and put us in a position to execute on our longer-term strategies."

Capital Position

The Bank's Tier 1 leverage ratio, Tier 1 risk-based capital ratio and Total risk-based capital ratio were 5.6%, 9.4%, and 10.7% respectively, at September 30, 2010, and continued to exceed the required minimums of 5%, 6%, and 10%, respectively, necessary to be deemed a well-capitalized institution. In addition, stockholders' equity represented 5.76% of total assets at that date.

The following tabular presentations highlight other key aspects of the Company's performance:

Asset Quality	Three Months Ended
	Sept. 30, 2010	June 30, 2010	Sept. 30, 2009
	($ in millions)
Non-performing loans	$21.6	$21.7	$40.9
Non-performing loans to total loans	3.67%	3.64%	6.17%
Non-performing assets	$30.2	$29.1	$44.0
Non-performing assets to total assets	3.38%	3.22%	4.65%
Net charge-offs	$2.4	$10.6	$3.7
Net charge-offs to average outstanding loans	1.54%	6.83%	2.19%

  The higher amount of net charge-offs in the second quarter of 2010 reflected losses of $ 2.8 million on the sale of two pools of non-performing loans along with losses of $3.3 million on a commercial multi-family development and $1.0 million on a commercial real estate property.

Provision / Allowance for Loan Losses	Three Months Ended			Nine Months Ended
	Sept. 30, 2010	June 30, 2010	Sept. 30, 2009	Sept. 30, 2010	Sept. 30, 2009
	($ in millions)
Provision for loan losses	$3.1	$7.5	$6.7	$14.3	$18.7
Allowance for loan losses	$11.0	$10.2	$14.8	$11.0	$14.8
Allowance for loan losses to total loans	1.87%	1.71%	2.23%	1.87%	2.23%
Allowance for loan losses to non-performing loans	50.83%	47.12%	36.16%	50.83%	36.16%

  The higher provisions for loan losses in the second quarter of 2010 and the year-earlier quarter reflected increased net charge-offs in those periods.
  The Company remains conservative in its methodology for identifying problem loans early in the cycle and aggressive in charging down residential and home equity loans on the date such loans become non-performing.

Net Interest Income	Three Months Ended			Nine Months Ended
	Sept. 30, 2010	June 30, 2010	Sept. 30, 2009	Sept. 30, 2010	Sept. 30, 2009
	($ in millions)
Net interest income	$5.9	$6.3	$5.6	$17.8	$16.4
Net interest margin	2.78%	2.92%	2.46%	2.78%	2.35%

  The year-over-year increase in net interest margin primarily reflects a reduction in the Company's funding costs due to a run-off of higher-rate certificates of deposit, as well as the positive impact of the Company's expanded loan warehouse program.
  The decline in net interest margin from the second quarter of 2010 was due primarily to decreases in yields earned on investment securities. Generally, interest rates on securities purchased to replace securities that have matured or been sold are at much lower interest rates.

Non-Interest Income / Non-Interest Expense	Three Months Ended			Nine Months Ended
	Sept. 30, 2010	June 30, 2010	Sept. 30, 2009	Sept. 30, 2010	Sept. 30, 2009
	($ in millions)
Non-interest income	$1.6	$2.9	$2.3	$5.6	$4.6
Non-interest expense	$6.5	$5.8	$8.9	$18.1	$21.9
Efficiency ratio	87.42%	62.87%	113.17%	77.25%	104.35%

  In the third quarter of 2010 the Company recorded a $1.2 million loss on the sale of private-label collateralized mortgage obligations, which was partially offset by a $0.8 million gain on the sale of available-for-sale securities; the period also included $0.4 million of gains on the sales of portfolio loans and loans held for sale.
  In the second quarter of 2010 gains on sales of portfolio loans, loans held for sale, and available-for-sale securities, net of other-than-temporary impairment losses, totaled $1.4 million; in the third quarter of the prior year, this amount was $0.7 million.
  The increase in non-interest expense in the third quarter of 2010 reflected primarily additional write-downs on foreclosed assets, offsetting the positive impact of lower compensation and benefits expense year-over-year due to expense reduction initiatives implemented during 2009, and lower occupancy costs related to the relocation of the Florida corporate headquarters as well as the sale of a branch office in 2009.
  Non-interest expense in the year-earlier quarter also included a $2.8 million goodwill impairment charge.
  The combination of improved net interest income, higher non-interest income and lower non-interest expense for the year-to-date period in 2010 has resulted in an improved efficiency ratio.

Income Tax Expense	Three Months Ended			Nine Months Ended
	Sept. 30, 2010	June 30, 2010	Sept. 30, 2009	Sept. 30, 2010	Sept. 30, 2009
	($ in millions)
Income tax expense	$--	$--	$4.5	$--	$0.3

  The Company established a valuation reserve for the full amount of its deferred tax asset during 2009. Accordingly, the Company no longer records the income tax benefit of net losses until such time it determines that realization of the deferred tax asset is more likely than not.

About the Company

Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. Today, Atlantic Coast Bank is a community-oriented financial institution serving southeastern Georgia and northeastern Florida through 12 locations, including a focus on the Jacksonville metropolitan area. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under Investor Information.

Forward-looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

A registration statement relating to the securities to be offered in the second step offering has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy shares of common stock nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The securities are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any government agency.

Atlantic Coast Federal Corporation has filed a proxy statement/prospectus concerning the conversion with the Securities and Exchange Commission. Stockholders of Atlantic Coast Federal Corporation are urged to read the proxy statement/prospectus because it contains important information. Investors are able to obtain all documents filed with the Securities and Exchange Commission by Atlantic Coast Federal Corporation and Atlantic Coast Financial Corporation free of charge at the Securities and Exchange Commission’s website, www.sec.gov. In addition, documents filed with the Securities and Exchange Commission by Atlantic Coast Federal Corporation and Atlantic Coast Financial Corporation are available free of charge from the Corporate Secretary of Atlantic Coast Federal Corporation at 505 Haines Avenue, Waycross, Georgia 31501, Attention: Corporate Secretary.

The directors, executive officers, and certain other members of management and employees of Atlantic Coast Federal Corporation are participants in the solicitation of proxies in favor of the conversion from the stockholders of Atlantic Coast Federal Corporation. Information about the directors and executive officers of Atlantic Coast Federal Corporation is included in the proxy statement/prospectus filed with the Securities and Exchange Commission.

ATLANTIC COAST FEDERAL CORPORATION Unaudited Financial Highlights (In thousands, except per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Interest income	$11,199	$12,217	$34,093	$37,170
Interest expense	5,316	6,618	16,311	20,786
Net interest income	5,883	5,599	17,782	16,384
Provision for loan losses	3,090	6,650	14,306	18,657
Net interest income (loss) after provision for loan losses	2,793	(1,051)	3,476	(2,273)
Non-interest income	1,558	2,251	5,584	4,563
Non-interest expense	6,505	8,884	18,050	21,858
Loss before income taxes	(2,154)	(7,684)	(8,990)	(19,568)
Income tax benefit	--	4,472	--	282
Net loss	$(2,154)	$(12,156)	$(8,990)	$(19,850)
Net loss per share:
Basic	$(0.16)	$(0.93)	$(0.68)	$(1.52)
Diluted	$(0.16)	$(0.93)	$(0.68)	$(1.52)
Weighted average shares outstanding:
Basic	13,169	13,122	13,151	13,100
Diluted	13,169	13,122	13,151	13,100

		Sept. 30, 2010	June 30, 2010	Sept. 30, 2009
Total assets		$892,612	$901,374	$945,280
Cash and cash equivalents		21,643	29,892	50,051
Securities available for sale		176,528	200,040	172,386

Loans held for sale		49,597	17,086	7,316
Loans receivable, gross		586,736	596,912	662,077
Allowance for loan losses		10,955	10,236	14,774
Loans receivable, net		575,781	586,676	647,303

Total deposits		570,363	575,011	600,157
Federal Home Loan Bank Advances		167,765	170,741	177,670
Securities sold under agreements to purchase		92,800	92,800	92,800
Stockholders' equity		51,405	53,216	65,795

Selected Consolidated Financial Ratios and Other Data (unaudited) for the third quarter and nine months ended September 30, 2010 and 2009, may be found at the following link: http://www.irinfo.com/acfc/ACFC3Q10ejc.pdf. Investors should refer to the Company's Form 10-Q for the quarter ended September 30, 2010, for additional information and disclosures; the Form 10-Q will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.

CONTACT:
Corporate Communications, Inc.
Patrick J. Watson, 615-254-3376